Brown

Brothers

Harriman

Heartland Group, Inc.

Addendum to Schedule of Fees & Charges

December 1, 2021

This document sets out the fees agreed since the signing of the Schedule of Fees & Charges between Brown Brothers Harriman (BBH) and Heartland Funds. All other terms of the Schedule of Fees & Charges shall continue in full force and effect. This addendum supersedes any other addendum documents relating to the fees and charges set forth herein.

Custody & Banking

Markets
Market
United States – DTC	[***]	Rate per Transaction
United States – FRB	[***]	Rate per Transaction

Footnotes

The fee schedule is confidential and may not be disclosed to any third party without prior consent of both parties. This fee schedule may not be republished. Fees quoted within this fee schedule are offered contingent upon the information provided and assume the actual experience will not be materially different from projected activity. Fees are invoiced to a client for or in conjunction with the provision of services rendered. Charges are costs incurred by BBH on behalf of clients and in conjunction with the provision of services; they are invoiced as incurred directly or via a third party or pursuant to an allocation methodology which is subject to periodic review by BBH. This fee schedule may be modified as additional markets and/or services are introduced and the corresponding rates for those markets and/or services will be agreed upon by both parties.

Custody & Banking

Custody Market Safekeeping – The safekeeping basis point charges are applied monthly to the settled positions as reflected on BBH’s custody system at month end. The settled positions are to be determined on the market value of securities with BBH. The market value of securities shall be calculated based on the month end settled positions with the available prices on the final business day of each month. The available price that BBH’s designated vendor provides shall be used.

-	Assets held away incur charges at the US Market rate.

-	Unpriced fixed income instruments are valued at par.

-	Unpriced asset baked instruments are valued at current face.

-	Fees for additional markets will be discussed and agreed upon prior to investment.

Custody Market Transactions – Transaction fee is assessed per partial settlement.

-	Transaction fees above apply to any security movement of security in the applicable market.

-	Securities lending related movements are charged at the relevant transaction rates per market.

-	US is defined as DTC, FRB and NY Vault held assets.

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Accepted and agreed:

This addendum will be effective per the Addendum Effective Date as noted above.

Heartland Group, Inc.
By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Date:	11/16/21

Brown Brothers Harriman
By:	/s/ Hugh Bolton
Name:	Hugh Bolton, Managing Director
Date:	10 November 2021

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